Exhibit 10.1
Execution Version
DATED 3rd of_April, 2006

RENEURON LIMITED
- and -
STEMCELLS INC.

AMENDMENT 5
to
LICENSE AGREEMENT dated 1 July 2005

TABLE OF CONTENTS

		Page
1	INTERPRETATION	1
2	AMENDMENT	2
3	FULL FORCE AND EFFECT	6
4	GOVERNING LAW	6
5	ENTIRE AGREEMENT	6
6	COUNTERPARTS	6

i

THIS AMENDMENT 5 (this “Amendment”) to the License Agreement (as defined below) is made as of 3rd of April, 2006 between the following parties:
(1)	RENEURON LIMITED a company incorporated in England and Wales (registered number 03375897) whose registered office is at 10 Nugent Road, Surrey Research Park, Guildford, Surrey GU2 7AF, United Kingdom (“ReN”); and

(2)	STEMCELLS, INC. a corporation organised and existing under the laws of the State of Delaware, whose principal place of business is at 3155 Porter Drive, Palo Alto, California 94304, United States of America (“SCI”).
WHEREAS
(A)	ReN and SCI have entered into:
(i)	a license agreement dated 1 July 2005 (the “License Agreement”);

(ii)	an amendment to the License Agreement dated 1 August 2005 (“Amendment 1”)

(iii)	a subscription and share exchange agreement dated 1 July 2005 (the “Subscription and Share Exchange Agreement”), as required by the License Agreement

(iv)	an amendment to the Subscription and Share Exchange Agreement pursuant to a deed dated 1 August 2005 (the “Deed of Amendment”)

(v)	a second amendment to the License Agreement dated 9 September 2005;

(vi)	a third amendment to the License Agreement dated 28 November 2005; and

(vii)	a fourth amendment to the License Agreement dated 31 January, 2006.
(B)	The parties hereto wish to further amend the License Agreement in accordance with the terms of this Amendment.
IT IS AGREED as follows:
1	INTERPRETATION

1.1	Save as defined in this Amendment, expressions used in this Amendment shall have the meanings given thereto in the License Agreement.

1.2	In this Amendment:
1.2.1	the headings in this Amendment do not affect its construction or interpretation;

1.2.2	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties; and

1.2.3	the singular includes the plural and vice versa and any gender includes any other gender.

2	AMENDMENT

2.1	The parties to this Amendment agree that the License Agreement shall be amended as follows:

Existing Section 1.39 of the License Agreement is hereby renumbered Section 1.40 and the following new Section 1.39 is inserted in the License Agreement:
1.39 “Supply Agreement” shall mean an agreement between the Parties so titled, of even date herewith.
Existing Sections 1.40 through 1.42 of the License Agreement are hereby renumbered Sections 1.41 through 1.43 respectively.

2.1.2 Section 2.04 of the License is deleted and the following text is substituted:
2.04 Supply of Materials
(a) Nomination of Research Cell Lines. From time to time during the period commencing on the Effective Date and ending upon the expiration of the Royalty Term, SCI shall have the right to nominate one or more Cell Lines from among Cell Lines already in ReN’s possession as of the Effective Date for use by SCI solely for pre-clinical research purposes (a “Research Cell Line”). Such nomination shall be rejected by ReN only if:: (i) ReN had, prior to its receipt of such nomination from SCI, directly or indirectly commenced in vivo pre-clinical testing for developmental purposes (such as initial efficacy or toxicology testing) with respect to such nominated Cell Line, or (ii) such nominated Cell Line was, as of the date of ReN’s receipt of such nomination from SCI, already created or produced by ReN for a Third Party or otherwise subject to a pre-existing contractual restriction with a Third Party. ReN shall provide written notice to SCI within thirty (30) days after ReN’s receipt of a given Cell Line nomination if any of the foregoing causes for rejection apply. A nominated Cell Line that is not timely rejected by ReN as provided in this Section 2.04(a) is referred to herein as an “Approved Research Cell Line.” The parties agree that the following three Cell Lines shall be deemed to be nominated and not rejected and therefore Approved Research Cell Lines for purposes of this Section 2.04: cortical line CTX0E10, striatal line STR0C08, and ventral mesencephalon line VME0A04. Upon nomination, SCI shall provide ReN with a written description of the research SCI will conduct with each Approved Research Cell Line (similar to the e-mail already provided to ReN by SCI with respect to the Cell Lines described in the foregoing sentence). SCI shall provide ReN with the data and results arising from its research with each Approved Research Cell Line.
(b) Nomination of Development Cell Lines. From time to time during the period commencing on the Effective Date and ending upon the expiration of the Royalty Term, SCI shall have the right to nominate one or more new (i.e., not previously created or pre-existing) Cell Lines for creation by ReN according to reasonable specifications provided by SCI, for use by SCI for pre-clinical development purposes within the SCI Field (a “Development Cell Line”). Such nomination shall be rejected by ReN only if such nominated Cell Line was, as of the date of ReN’s receipt of such nomination from SCI, already created or produced by ReN for itself, an Affiliate or a Third Party. ReN shall provide written notice to SCI within thirty (30) days after ReN’s receipt of a given Cell Line nomination if any of the foregoing causes for rejection apply. A nominated Cell Line that is not timely rejected by ReN as provided in this Section 2.04(b) is referred to herein as an “Approved Development Cell Line.”
(c) Supply ReN shall use commercially reasonable and diligent efforts to establish and thereafter produce (directly or through a sub-contractor) reasonable quantities of each Approved Research Cell Line and Approved Development Cell Line, together with methods for growth and expansion thereof. Once a Cell Line becomes an Approved Development Cell Line, ReN shall have no right to conduct research and pre-clinical development of such Approved Development Cell Line (and ReN shall not develop or commercialize such Approved Development Cell Line or Products therefrom, directly or indirectly, nor authorize or license others to do so) for so long as SCI shall continue diligently to pursue the development and commercialization of such Approved Development Cell Line or Products incorporating or derived from the use of such Approved Development Cell Line.
Following the nomination by SCI of a Cell Line that is not timely rejected by ReN and therefore becomes an Approved Cell Line, the Parties shall in good faith establish a time-line on which ReN, using reasonable diligence, shall establish the capacity (or have a sub-contractor establish such capacity) to supply such Approved Cell Line to SCI pursuant to this Section 2.04. In accordance with the agreed-upon time table, SCI shall notify ReN in advance of its projected requirements of each Approved Cell Line and shall place firm orders for such Approved Cell Line sufficiently in advance of the date agreed to for delivery.
(d) Standards
     (i) Approved Research Cell Lines. Approved Research Cell Lines to be supplied by ReN under this Section 2.04 (or the tissue, or corresponding blood samples, from which such Research Cell Lines were derived) shall, at the time of delivery to SCI, have been screened by or for ReN for mycoplasma, sterility and communicable diseases (HTLV, HIV, HBV, HCV) using standard testing protocols or based on documentation on the determination of donor eligibility. Upon delivery of such Research Cell Lines, ReN shall certify in writing (including by electronic mail) that such Research Cell Lines have been successfully screened in accordance with the foregoing. For the avoidance of doubt, Approved Research Cell Lines are solely for SCI’s internal research purposes and are not intended to serve as precursors for Approved Development Cell Lines.

     (ii) Approved Development Cell Lines. Each Approved Development Cell Line supplied by ReN under this Section 2.04 (including, without limitation, clonal cell lots and master cell banks thereof, as described hereinbelow) shall have been manufactured, handled, stored, transported and delivered in compliance with applicable Laws and Regulations (as such term is defined in the Supply Agreement) in effect at the time of such manufacture, handling, storage, transportation and delivery (including, without limitation, with applicable Current Good Tissue Practices and Current Good Manufacturing Practices, as such terms are defined in the Supply Agreement and with applicable regulations of the Recombinant DNA Advisory Committee of the National Institutes of Health; provided, however, that clonal cell lots to be provided under (ii)(A) below will not be cGMP compliant unless and until selected for master cell banks to be provided under (ii)(B) below). Upon delivery of such Approved Development Cell Line to SCI, ReN shall warrant in writing (including by electronic mail) that such Approved Development Cell Line meet the foregoing criteria. Furthermore, with respect to compliance with the applicable regulations of the Recombinant DNA Advisory Committee of the National Institutes of Health, the parties recognize that additional testing (and corresponding time and expense) be required to establish such compliance and therefore shall meet and agree as to whether such testing and compliance for a given Approved Development Cell Line shall be done for all the clonal cell lots to be provided under (ii)(A) below or just for the master cell bank to be provided under Section (ii)(B) (and the obligation of ReN to comply with such regulations hereunder shall be adjusted (if at all) accordingly).
     (A) Approved Development Cell Lines shall initially be delivered to SCI in multiple clonal cell lots derived from the same tissue source (which clonal cell lots are not required to be cGMP compliant but which have been screened by or for ReN for mycoplasma, sterility and communicable diseases including, without limitation, HTLV, HIV, HBC and HCV, using standard testing protocols or based on documentation on the determination of donor eligibility). Following receipt of such clonal cell lots SCI will conduct such in vivo and in vitro pre-clinical testing as it deems appropriate to establish whether any of such clonal cell lots meet internally established performance criteria as a pre-condition for moving forward with pre-clinical and clinical development of Approved Development Cell Lines within the SCI Field.
     (B) Promptly following completion of such internal testing, SCI will notify ReN as to which — if any — of such clonal cell lots SCI wishes to continue to develop as an Approved Development Cell Line. With respect to each clonal cell lot that SCI indicates that it wishes to continue to develop, ReN shall diligently manufacture and deliver to SCI a master cell bank (“MCB”) in compliance with applicable Laws and Regulations in effect at the time of manufacture. Those clonal cell lots as to which SCI notifies ReN that SCI has no further interest shall thereafter no longer be considered “Approved Development Cell Lines” and may be exploited by ReN as it sees fit.
     (C) Within 180 days following its receipt of each MCB, SCI shall test such MCB for compliance with the applicable specifications, in accordance with the procedures set forth in Section 5.1 of the Supply Agreement. In the event that an MCB fails to meet the applicable specifications or otherwise fails to comply with applicable Laws and Regulations (as determined in accordance with Section 5.1 of the Supply Agreement), the parties shall in good faith consult in an effort to ascertain the reasons for such failure and to identify mutually acceptable means to assure the production of MCBs that meet applicable specifications, Laws and Regulations. ReN shall, at SCI’s request and at ReN’s expense, promptly manufacture and transfer to SCI a second MCB for the relevant Approved Development Cell Line. If such second MCB fails to meet the applicable specifications or otherwise fails to comply with applicable Laws and Regulations (as determined in accordance with Section 5.1 of the Supply Agreement) SCI may, on notice to ReN, either (i) require a transfer of technology as provided in Section 5.1.5 of the Supply Agreement, whereunder ReN’s right to supply Development Cell Lines pursuant to this Agreement, and SCI’s obligation to purchase such Cell Lines from ReN, shall terminate, or (ii) terminate the License and the Supply Agreement.
     (D) Except as expressly provided in subsection (C), above, in the event of a second MCB failure, SCI’s sole and exclusive remedy, and ReN’s sole obligation and liability, with respect to any Approved Development Cell Line or Approved Research Cell Line that fails to meet the standards and criteria set forth in this Section 2.04(d) shall be replacement of such Cell Line by ReN or refund by ReN of any amounts paid by SCI therefore.
(e) Payment. With respect to Approved Research Cell Lines supplied to SCI pursuant to this Agreement, SCI shall reimburse ReN for the Fully Burdened Manufacturing Costs and Cost of External Services with respect to such Cell Lines. With respect to Approved Development Cell Lines supplied to SCI pursuant to this Agreement, SCI shall reimburse ReN in the amount of one and one half (1.5) times ReN’s Fully Burdened Manufacturing Costs plus one times ReN’s Cost of External Services with respect to such Cell Lines. The terms “Fully Burdened Manufacturing Costs” and “Cost of External Services” are as defined in Exhibit A to the Supply Agreement (except that references therein to “Product” shall refer to such Approved Research Cell Lines or Approved Development Cell Lines, as the case may be). SCI shall pay ReNeuron within thirty (30) days of receipt of ReNeuron’s invoice for the foregoing amounts follow delivery of the applicable Cell Lines in accordance with the provisions above (except to the extent provided otherwise in the Supply Agreement).
(f) Inspections. With respect to each Approved Development Cell Line isolated, produced and supplied by ReN pursuant to this Section 2.04, SCI shall have the right, no more than once in any 12 month period, during ordinary working hours and with no fewer than 10 days’ prior written notice to ReN, to conduct reasonable quality assurance audits of ReN’s applicable production and testing facilities (or such facilities of ReN’s applicable subcontractor for such Approved Development Cell Line). In addition, SCI shall have the right, on 15 days’ prior notice to ReN, to inspect such facilities as frequently as is reasonably required in order to confirm compliance with requests or directions of regulatory authorities with respect to such facilities.
3	FULL FORCE AND EFFECT

Except as expressly amended by this Amendment, the License Agreement shall remain unchanged and continue in full force and effect as provided therein.

4	GOVERNING LAW

This Amendment shall be governed by and interpreted in accordance with the laws of the State of California, without regard to conflicts of laws principles.

5	ENTIRE AGREEMENT

This Amendment and the License Agreement contain the full understanding of the parties with respect to the subject matter hereof. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the parties by their respective officers thereunto duly authorized.

6	COUNTERPARTS

This Amendment may be executed in any number of counterparts (which shall include facsimile counterparts), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

RENEURON LIMITED

By:

Title:

STEMCELLS, INC.

By:

Title: